EXHIBIT 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made effective as of June 21, 2021, by and between Everything Blockchain, Inc., a Delaware corporation (the “Company”), and Cedric Harris, a Texas resident (the “Consultant”).

RECITALS

WHEREAS, in this Agreement, the party who is contracting to receive services shall be referred to as “Company”, and the party who will be providing the services shall be referred to as “Consultant”.

WHEREAS, Consultant has a background in Blockchain development, Software Architecture and Engineering, and is willing to provide services to Company based on this background.

WHEREAS, Company desires to have services provided by Consultant.

THEREFORE, in consideration of the mutual promises, terms and conditions set forth herein, the parties hereto agree to be legally bound as follows:

AGREEMENT

1.	DESCRIPTION OF SERVICES. Beginning on the effective date of this Agreement Consultant will provide the following services (collectively, the “Services”):

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Development and Oversight of Company’s Intellectual Property, specifically patent development. The Parties agree that 80% of his work under this Agreement shall be project oriented and in the development of intellectual property which must be tracked, monitored, and documented. Each project will have a name, a purpose of the research and development, an intent for resale identified; and other applicable identified in the future.

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Serve as the Company’s Chief Research Officer. As such, he shall attend scheduled meeting, make presentations on behalf of Company, work with clients of Company in identify needs, and provide other services as a “C” level position within the Company.

-	Services not mentioned herein that are mutually agreed upon.

2.

PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Consultant shall be determined by Consultant. Company will rely on Consultant to work as many hours as may be reasonably necessary to fulfill Consultant’s obligations under this Agreement.

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3.	PAYMENT.

a) Monthly Fee: Company shall pay a monthly fee of $10,000.00 to Consultant for the Services. This fee will be billed monthly, and Company shall pay within 5 days of Company’s receipt of invoice. As an alternative to the monthly fee being paid in United States Dollars ($), the Company may compensate Consultant the monthly fee by issuance of common shares of Everything Blockchain, Inc., (OTC: OBITX), of which have been previously warranted to Consultant on June 21, 20211. All invoices shall be submitted via email to Michael W. Hawkins, the Company’s CFO, at mhawkins@everythingblockchain.io.

b) Performance Bonus: The Consultant may earn up to a maximum of 700,000 shares of common stock of the Company through the achievements of the following milestones:

i)

The Consultant shall be issued 25,000 shares of common stock for each patent awarded the Company under Consultant’s guidance and oversight in any country of competent jurisdiction. In addition, the Consultant shall earn an additional 5,000 shares of common stock for each additional country the patent is granted.

ii)

The Consultant shall receive 5% of gross sales generated by the Company or any of its subsidiaries which were introduced, monitored, and serviced by the Consultant. The 5% of stock shall be issued on a quarterly basis based upon funds collected by the Company from the Client introduced. NOTE: Excluded from this bonus are all Clients listed in the Stock Sales Agreement between 832 Energy Technology Consultants, LLC and the Company executed by the Parties in conjunction with this Agreement.

4.

EXPENSE REIMBURSEMENT. Consultant shall be entitled to reimbursement from Company for all reasonable “out-of-pocket” expenses. Consultant shall obtain Company approval of any and all expenses prior to expenditure under this Agreement. Conduct of such approval may be evidenced by any source or method of communication, including, but not limited to, electronic mail from an officer of the Company, excluding the Consultant.

5.

NEW PROJECT APPROVAL. Consultant and Company recognize that Consultant’s Services will include working on various projects for Company. Consultant shall obtain the approval of Company prior to the commencement of a new project. Conduct of such approval may be evidenced by any source or method of communication, including, but not limited to, electronic mail from an officer of the Company, excluding the Consultant.

6.

TERM/TERMINATION. After the initial period of two years, this Agreement may be terminated by either party upon 15-day written notice to the other party, and termination shall not occur until the end of business on the 15th day subsequent to the notice being provided. Conduct of such notice may be evidenced by any source or method of communication, including, but not limited to, electronic mail. Upon termination, the Monthly Fee for the corresponding month of termination shall be prorated the amount of days of the month by which the Consultant was bound by this Agreement, and shall be compensated within 15 days of Company’s receipt of the final invoice.

7.

RELATIONSHIP OF PARTIES. It is understood by the parties that Consultant is an independent contractor with respect to Company, and not an employee of Company. Company will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Consultant.

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1 See Everything Blockchain / Common Stock Purchase Warrant A-14

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8.	EMPLOYEES. Consultant’s employees, if any, who perform services for Company under this Agreement shall also be bound by the provisions of this Agreement.

9.	CONFIDENTIALITY.

a) The Consultant shall keep all work and services carried out hereunder for Company and all trade secrets, data, and other proprietary information of Company, including all information gathered or becoming known to the Consultant arising out or in connection with the services performed under this Agreement, (collectively, “Company’s Information”) entirely confidential, and not use, publish, or make known, without Company’s written approval, any of Company’s Information, or any other information developed by the Consultant or furnished by Company to any persons other than personnel of the parties of this Agreement. However, the foregoing obligations of confidentiality, secrecy and nonuse do not apply to any information that was in the Consultant’s possession prior to commencement of work under this Agreement, or which is available to the general public in a printed publication and provided further that the foregoing obligation in no way limits the Consultant’s internal use of any such work.

b) Any public statements or publicity regarding Company or its business are to be made solely by Company. and any requests for information made to the Consultant by the news media, or others, are to be referred to Company. Additionally. the Consultant shall not reference Company, nor the work performed for Company (including, but not limited to, listing Company as a customer of the Consultant on a resume or other marketing materials) without prior written approval by Company.

c) The Consultant understands, in addition, that Company may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information, and to use it only for certain limited purposes. The Consultant agrees to hold any Third-Party Information in the strictest confidence and will not disclose to anyone other than Company personnel or use, except in connection with any work to be performed by the Consultant for Company or when expressly authorized by an officer of Company in writing.

10.

OWNERSHIP OF CONSULTANT WORK PRODUCT. Consultant and Company agree that, to the fullest extent permitted by applicable law, each item of Consultant Work Product will be a work made for hire owned exclusively by Company. Consultant agrees that, regardless of whether an item of Consultant Work Product is a work made for hire, all Consultant Work Product will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Consultant Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects, and will execute documents, and will take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Consultant Work Product. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.

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11.

UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Consultant has disclosed (or has threatened to disclose) Information in violation of this Agreement, Company shall be entitled to an injunction to restrain Consultant from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Company shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

12.

NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for Company:

Everything Blockchain, Inc.

3027 U.S. Highway 17

Fleming Island, FL 32003

E: mhawkins@everythingblockchain.io

IF for Consultant:

Cedric Harris

1007 Old Ouster Trail

Sugarland, TX 77478

E: charris@everythingblockchain.io

Such address or electronic mail address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

13.

FORCE MAJEURE. Either party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, laws proclamations, edits, ordinances or regulations, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the parties’ respective obligations hereunder shall resume. In the event the interruption of the excused party’s obligations continues for a period in excess of thirty (30) days, either party shall have the right to terminate this Agreement upon ten (10) days’ prior written notice to the other party.

14.

ASSIGNMENT. Consultant agrees that it will not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement without the prior written consent of Company. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Company with, or its merger into, any other corporation, or the sale by Company of all or substantially all of its properties or assets, or the assignment by Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Company and its respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

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15.	MISCELLANEOUS PROVISIONS.

a) Severability. The provisions of this Agreement are severable. This means that if one or more provisions of this Agreement are found to be void or unenforceable for any reason, the remaining provisions of this Agreement will still apply.

b) Choice of Law. This Agreement is entered into in accordance with the law of the State of Florida, and Florida law will apply to any questions relating to the meaning of any provision of this Agreement.

c) Jurisdiction/Venue. Any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in a state or federal court located in Jacksonville, Florida and the parties hereby consent and submit to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by Florida law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action, or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

d) Entire Agreement. This document contains the entire Agreement between the parties and may only be changed in writing. The parties agree to submit any fee dispute under this Agreement to binding arbitration by the Fee Arbitration Committee of The Florida Bar, and any award may be enforced in the appropriate court.

e) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

f) Remedies. In the event of a breach by one of the parties, of any obligations under this Agreement, each party, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

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g) Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Transaction, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

h) Amendment. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

i) Waiver of Contractual Right. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

EVERYTHING BLOCKCHAIN, INC., the Company

By:
Eric Jaffe
Chief Executive Officer

CEDRIC HARRIS, the Consultant

By:
Cedric Harris

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